Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

VinFast Auto Ltd.*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary shares, no par value	Rule 457(o)	—	—	$100,000,000(1)(2)	$0.00011020	$11,020.00

	Total Offering Amounts					$100,000,000		$11,020.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,020.00

Notes:

(*)

The registrant is currently a Singapore private limited company operating under the name “VinFast Trading & Investments Pte. Ltd.” Prior to the effective date of this Registration Statement, the registrant will convert to a Singapore public limited company. Upon such conversion, the registrant will be known as VinFast Auto Ltd.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional ordinary shares that the underwriters have the option to purchase.